Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement 333-202877

NATIONAL FUEL GAS COMPANY

Final Term Sheet

June 22, 2015

Issuer:	National Fuel Gas Company

Security:	5.20% Notes due 2025

Size:	$450,000,000

Maturity:	July 15, 2025

Coupon (Interest Rate):	5.20% per annum

Yield to Maturity:	5.240%

Spread to Benchmark Treasury:	+287.5 basis points

Benchmark Treasury:	2.125% due May 15, 2025

Benchmark Treasury Yield:	2.365%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2016

Price to Public:	99.686%

Make-Whole Optional Redemption:	At any time prior to April 15, 2025 at a discount rate of Treasury plus 45 basis points

At Par Optional Redemption:	On or after April 15, 2025 (the date three months prior to the maturity date)

Trade Date:	June 22, 2015

Settlement Date:	June 25, 2015

CUSIP:	636180 BM2

Ratings:	Baa2/BBB/BBB+ (Moody’s / S&P / Fitch)*

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC HSBC Securities (USA) Inc.

Senior Co-Managers:	CIBC World Markets Corp. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC** KeyBanc Capital Markets Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	The Bank of New York Mellon, an affiliate of BNY Mellon Capital Markets, LLC, is the trustee under the Indenture.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.